Exhibit 99.4

[sent by email]

7/10/12  12:40pm  Privileged and Confidential

Roger

No clarification is needed ... I clearly articulated my reasons (which I hope your recorded minutes correctly documented) and resigned from the Board during the first part of the Board Meeting on June 29th and after resigning I terminated my participation on the rest of the call and have not participated in any subsequent Board Meetings. As to Section 17 of the Bylaws, you can consider this email (and attachment) my notification of resignation as of June 29, 2012 (noting that the bylaws indicate that a specific time of resignation should be specified ... and, for me that time is June 29, 2012 -- as announced on the Board call ... just before dropping off the Board call).

As you know, my reason for resigning from the Board had to do with my strong feeling that the only correct course of action for Valence was to file for Chapter 11 Bankruptcy. I spoke during the call insuring that the facts as I understood them were on the record ... namely (a) the company did not have enough funds to continue operations for more than a few weeks nor to pay the Carl Warden loan due on July 1, 2012, (b) that Carl Berg was not willing to subordinate his creditor position outside of DIP financing during the bankruptcy process, (c) the company's management saw no sources of financing to resolve the cash/funding situation, and (d) Directors of the Board, when the company was in "the vicinity of bankruptcy" have a fiduciary responsibility to both shareholders and creditors. However, Donn Tognazzini had made it clear to the Board that he intended to vote "no" with respect to any filing for bankruptcy ... I noted that he, as head of the audit committee and as a member of the Board must have a plan of action to fund the company outside of DIP financing associated with the bankruptcy process and that being the case, I felt he should proceed with his plan. Since my feelings on the need to file for bankruptcy was the only course of action for me to exercise my fiduciary responsibility, I resigned accordingly.

With the above said, I did note in your separate email (as well as during a phone conversation we had) that Donn has resigned from the Board (and, as you mentioned on the call to me, formally voted "no" on the motion to file for bankruptcy just before resigning) ... to me this is unbelievable and a clear violation of his fiduciary responsibility after having held the company up from filing for Bankruptcy for several weeks ... never offering an alternative plan of action ... only being an obstructionist to the process. I am hopeful that he had reasons other than some veiled attempt to protect his own stock position.

I do want to see Valence succeed. I still believe the only correct course of action to bring the company through its short term funding problems would be to file for Bankruptcy. I do believe that you have hired a first class law firm to deal with that process should the company decide to do so. Because I have spent years on the Board of Valence and do want to see the success of the company, I would consider being re-appointed to the Board under certain conditions (which we should discuss) should the Board and the Company wish me to do so.
Bert